Exhibit 10.2

AMENDED AND RESTATED 2019 EXECUTIVE SEVERANCE PLAN

(As amended and restated June 28, 2023)

1.	Introduction

1.1.         Purpose. The purpose of the Plan is to ensure that the Company will have the continued dedication of its key employees by providing severance protection to selected individuals. The Plan is intended to be an unfunded welfare plan maintained primarily for the purpose of providing severance benefits to a select group of key management employees.

1.2.         Effective Date. The Plan became effective as of the IPO Date, and was amended and restated effective as of the Restatement Date.

2.	Definitions and Construction

2.1.         Definitions. When used in capitalized form in the Plan, the following words and phrases have the following meanings, unless the context clearly indicates that a different meaning is intended:

(a)           “Administrator” means the Compensation Committee.

(b)          “Benefits Coverage Period” means, unless a different period (not to exceed 36 months) is approved by the Compensation Committee and reflected in the Participant’s Participation Agreement:

(1)          For a Qualifying Termination of the Chief Executive Officer of Uber during a Change-in-Control Period, 18 months; and

(2)          For other Qualifying Terminations, 12 months;

in each case, beginning on the date of the Participant’s Qualifying Termination.

(c)          “Board” means the Board of Directors of Uber.

(d)          “Cause” has the meaning provided in Section 4.4(c).

(e)          “Change in Control” means the occurrence of one of the following events:

(1)          the consummation of any consolidation or merger of Uber with any other entity, other than transaction which would result in the voting securities of Uber outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Uber or such surviving entity or its parent outstanding immediately after such consolidation or merger;

(2)           any Exchange Act Person becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Uber representing more than fifty percent (50%) of the total voting power represented by Uber’s then-outstanding voting securities; provided, however, that for purposes of this subclause (b) the acquisition of additional securities by any one person who is considered to own more than fifty percent (50%) of the total voting power of the securities of Uber will not be considered a Change in Control;

(3)           the consummation of the sale or disposition by Uber of all or substantially all of Uber’s assets, except where such sale, lease, transfer or other disposition is made to Uber or one or more wholly owned Subsidiaries of Uber; or

(4)           a change in the effective control of Uber that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subclause (4), if any person is considered to be in effective control of Uber, the acquisition of additional control of Uber by the same person will not be considered a Change in Control.

For purposes of this Section 2.1(e), persons will be considered to be acting as a group if they are owners of an Entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Uber. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Notwithstanding anything to the contrary in the Plan or any Participation Agreement, an event shall constitute a Change in Control under the Plan only to the extent such event is a permissible payment event under Section 409A of the Code and Treas. Reg. § 1.409A-3(i)(5).

(f)           “Change-in-Control Period” means the period of time beginning three months before the effective date of a Change in Control and ending 12 months after the effective date of a Change in Control.

(g)          “Claim Reviewer” means a person or entity designated in writing by the Administrator as the Claim Reviewer for this Plan, or if no such person or entity has been designated, Uber’s Chief People Officer.

(h)          “Code” means the Internal Revenue Code of 1986, as amended.

(i)            “Company” means Uber and its affiliates.

(j)            “Compensation Committee” means the Compensation Committee of the Board.

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(k)          “Eligible Employee” means any employee of the Company who is both

(1)           designated by the Compensation Committee to be eligible to participate in the Plan; and

(2)           either (A) a citizen or lawful permanent resident of the United States, or (B) providing services to the Company in the United States on a substantially full-time basis.

(l)            “Eligible Performance Awards” means (i) any performance-based restricted stock unit grants outstanding at the time of a Qualifying Termination, excluding any outstanding valuation-based performance-based restricted stock units granted prior to the Restatement Date, and (ii) any performance-based option grants granted after the Restatement Date that remain subject to performance-based criteria as of the date of a Qualifying Termination.

(m)         “Entity” means a corporation, partnership, limited liability company or other entity.

(n)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o)          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(p)          “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) Uber or any Subsidiary of Uber, (ii) any employee benefit plan of Uber or any Subsidiary of Uber or any trustee or other fiduciary holding securities under an employee benefit plan of Uber or any Subsidiary of Uber, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity owned, directly or indirectly, by the stockholders of Uber in substantially the same proportions as their ownership of stock of Uber; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the IPO Date, is the owner, directly or indirectly, of securities of Uber representing more than fifty percent (50%) of the combined voting power of Uber’s then outstanding securities.

(q)          “Good Reason” has the meaning provided in Section 4.4(b).

(r)           “IPO Date” means the date of the closing of Uber's first SEC-registered, underwritten offering of common stock.

(s)          “Participant” means an Eligible Employee who participates in the Plan under Section 3.

(t)           “Participation Agreement” has the meaning provided in Section 3.2.

(u)          “Plan” means the Uber Technologies, Inc. Amended and Restated 2019 Executive Severance Plan, as amended and restated through the date hereof, as set forth in this document.

(v)          “Qualifying Termination” has the meaning provided in Section 4.4(a).

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(w)         “Restatement Date” means June 28, 2023, which is the date that the Plan was amended and restated.

(x)          “Section” means a section of the Plan, including any subsections of that section.

(y)          “Section 409A” means section 409A of the Code.

(z)          “Severance Benefit” has the meaning provided in Section 4.1.

(aa)        “Severance Coverage Period” means, unless a different period (not to exceed 36 months) is approved by the Compensation Committee and reflected in the Participant’s Participation Agreement:

(1)          For the Chief Executive Officer of Uber, 24 months; and

(2)          For other Participants, 12 months;

in each case, beginning on the date of the Participant’s Qualifying Termination.

(bb)       “Subsidiary” means any corporation (other than Uber) in an unbroken chain of Entities beginning with Uber if each corporation other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(cc)        “Uber” means Uber Technologies, Inc., a Delaware corporation, and any successor.

2.2.         Gender and Number. Words used in the masculine gender in the Plan are intended to include the feminine and neuter genders, where appropriate. Words used in the singular form in the Plan are intended to include the plural form, where appropriate, and vice versa.

2.3.         Section 409A. Payments under the Plan are intended to be exempt from, or comply with, Section 409A, and the Plan will be interpreted to achieve this result. However, in no event is the Company responsible for any tax or penalty owed by a Participant with respect to the payments under the Plan.

3.	Participation

3.1.         Generally. An employee of the Company participates in the Plan upon the date on which the Company and the employee execute a Participation Agreement in accordance with Section 3.2.

3.2.         Participation Agreement Required. No employee will be eligible to receive a benefit under the Plan unless the employee and the Company execute a Participation Agreement substantially in the form attached as Exhibit A to the Plan (or another form approved by the Compensation Committee). The executed Participation Agreement will constitute an agreement between the Company and the employee that binds both of them to the terms of the Plan and will bind their heirs, executors, administrators, successors, and assigns, both present and future.

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4.	Severance Benefits

4.1.        Cash Severance Benefits. A Participant who has a Qualifying Termination is entitled to a Severance Benefit in the amount described in subsection (a), unless otherwise specified in the Participant’s Participation Agreement. The Severance Benefit shall be paid in the time and form specified in subsection (b) and shall be conditioned upon the Participant’s timely execution of a release as provided in Section 6.

(a)          Amount.

(1)          Base Salary. The Participant’s Severance Benefit includes an amount equal to the Participant’s base salary, at the rate in effect immediately prior to the Participant’s Qualifying Termination, for the number of months in the Participant’s Severance Coverage Period. Notwithstanding the foregoing, in the event the Participant experienced a material reduction in base salary prior to his or her Qualifying Termination that would give rise to a Good Reason, then the base salary rate used in the preceding sentence shall be the rate in effect immediately prior to such material reduction in base salary.

(2)          Bonus Award. The Participant’s Severance Benefit includes an amount equal to the product of (A) the Participant’s target incentive under the Company’s annual cash incentive plan for the measurement period in which the Qualifying Termination occurs, and (B) a fraction the numerator of which is the number of months in the Participant’s Severance Coverage Period and the denominator of which is 12.

(b)          Time and Form of Payment. If a Participant is entitled to a Severance Benefit, the Severance Benefit will be paid as follows, unless otherwise specified in the Participation Agreement—

(1)          In General. Except as otherwise provided in paragraph (2), below, the Participant’s Severance Benefit will be paid in a lump sum on or before the 60th day following the Participant’s Qualifying Termination date; provided that, to the extent required under Section 409A, the Participant’s Severance Benefit will instead be paid in substantially equal installments over the Severance Coverage Period in accordance with the Company’s payroll practices.

(2)          Time of Payment under Section 409A. To comply with Section 409A—

(A)         Any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A and any installment payment under the Plan shall be considered a separate payment for purposes of Section 409A.

(B)         If, upon separation from service, the Participant is a “specified employee” within the meaning of Section 409A, any payment under the Plan that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service.

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4.2.        Medical and Dental Benefits. If the Participant has a Qualifying Termination and timely executes a release as provided in Section 6, the Company will provide the Participant with an additional payment as follows, unless otherwise specified in the Participant’s Participation Agreement—

(a)          Amount. The Company will pay a lump sum equal to the monthly premiums for medical and dental coverage under COBRA at the time of the Participant’s Qualifying Termination, based on the Participant’s medical and dental coverage in effect immediately prior to the Qualifying Termination, multiplied by the number of months in the Participant’s Benefits Coverage Period.

(b)          Time of Payment. Any lump sum paid under this Section 4.2 shall be paid on or before the 60th day following the Participant’s Qualifying Termination; provided that if a Participant would be entitled to enhanced benefits under this Section 4.2 due to a Qualifying Termination during a Change-in-Control Period and such Participant has a Qualifying Termination that occurs prior to the applicable Change in Control, if a Change in Control occurs within the following three months, any additional amount such Participant becomes entitled to as a result of the Change in Control shall be paid on the date of closing of the Change in Control. Any lump sum paid under this Section 4.2 shall be considered a separate payment for purposes of Section 409A. For purposes of Section 409A, payments under this Section 4 are each a separate payment.

4.3.        Equity Awards.

(a)          Outside of a Change in Control. Upon a Participant’s Qualifying Termination that is not within a Change-in-Control Period, the Participant will be entitled to the vesting of any Company equity or equity-based awards held by the Participant as described in this Section 4.3(a).

(1)          Time-Based Awards. For any time-based Company equity or equity-based awards, Participant will be entitled to accelerated vesting of a number equal to the number of shares that would have vested within the 12 months following Participant’s Qualifying Termination.

(2)          Performance-Based Awards. If the Participant’s Qualifying Termination occurs after the Compensation Committee has certified the applicable performance metrics applicable to any Eligible Performance Award or after the end of the applicable performance year and actual performance will be measured and certified within the time periods contemplated by Section 4.3(c), such award shall become immediately vested based on such certified performance. If the Participant’s Qualifying Termination occurs before the Compensation Committee has certified the applicable performance metrics applicable to any Eligible Performance Award, such award shall become vested as of the date of Qualifying Termination in the number of shares that is the product of (A) a fraction that is less than 1, the numerator of which is the number of complete months between the grant date of such Eligible Performance Award plus 6 months and the denominator is the total of months of the performance period applicable to such Eligible Performance Award, multiplied by (B) the lesser of (x) the target number of shares subject to such Eligible Performance Awards, or (y) the number of shares which would have been earned based on the Company’s actual achievement of the performance metric(s) applicable to such Eligible Performance Awards as of the last day of the quarter preceding the quarter in which the Qualifying Termination occurs; provided that if the Compensation Committee determines that actual achievement through such date is not ascertainable at the time of the Qualifying Termination, the target number of shares shall be used for the foregoing subclause (B).

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(3)          In addition to the foregoing, notwithstanding anything in the Plan or any applicable award agreement to the contrary, if a Participant incurs a Qualifying Termination before a Change in Control, the Participant’s unvested Company equity or equity-based awards (after accounting for the accelerated vesting set forth above) will remain outstanding for three months or such other period of time as the Administrator in its sole discretion concludes is required to determine whether the Participant will become entitled to the acceleration provided by Section 4.3(b) as a result of a Change in Control that occurs within such three-month period. At the end of such period, all then unvested equity or equity-based awards shall be forfeited and canceled for no consideration.

(b)          Within the Change-in-Control Period. Upon a Participant’s Qualifying Termination that occurs within a Change-in-Control Period, the Participant will be entitled to the vesting of equity or equity-based awards held by the Participant as described in this Section 4.3(b).

(1)          Time-Based Awards. For any time-based Company equity or equity-based awards, all of the time-based vesting conditions applicable to such awards held by the Participant will lapse.

(2)          Performance-Based Awards. Any Eligible Performance Awards held by such Participant will be treated as described in Section 4.3(a)(2), provided, however, that all performance-based vesting conditions applicable to such awards will be deemed at a level reasonably determined by the Compensation Committee based on actual performance as of the date of the Qualifying Termination.

(c)          Settlement. Any portion of a Company equity or equity-based award (other than a stock right that is exempt from Section 409A under Treas. Reg. § 1.409A-1(b)(5)) that becomes fully vested due to the provisions of this Section 4.3 will be settled within 60 days of vesting (subject to applicable Company share trading policies and applicable law) to the extent that such award constitutes a short-term deferral exempt from application of Section 409A (i.e., to the extent that the award is not a “deferred payment” within the meaning of Treas. Reg. § 1.409A-1(b)(4)).

4.4.        Qualifying Termination.

(a)          A Participant has a “Qualifying Termination” if his or her employment with the Company is terminated—

(1)          by the Participant for Good Reason; or

(2)          by the Company for any reason other than for Cause.

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(b)          “Good Reason” means the existence or occurrence of one or more of the following conditions or events without the Participant’s prior written consent: (i) the Company (or its successor) requires the Participant to relocate to a facility or location more than thirty (30) miles away from the location at which the Participant was working immediately prior to the required relocation, except for required travel by the Participant on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the relocation, it also being agreed that the Participant’s relocation to San Francisco shall not constitute Good Reason; (ii) a material reduction of the Participant’s base salary or target bonus opportunity (other than as part of an across-the-board, proportional salary reduction applicable to all executive officers); (iii) a sustained and material reduction in the Participant’s job title or responsibilities, it being understood that “Good Reason” shall not exist solely because the Company reorganizes one or more units of its business, its functional organization, or its reporting relationships; or (iv) a material breach by the Company of any term of the Participant’s employment agreement with the Company or of the Participant’s other agreements with the Company; provided, however, that, in each case under sub-clauses (i) to (iv) above, any termination of employment by the Participant will be for “Good Reason” only if: (1) the Participant gives the Company written notice, within ninety (90) days following the first occurrence of the condition(s) that the Participant believes constitute(s) “Good Reason,” which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (such 30-day period, the “Company Cure Period”); and (3) the Participant voluntarily terminates the Participant’s employment with the Company within thirty (30) days following the end of the Company Cure Period.

(c)          “Cause” means, with respect to a Participant, the occurrence of any of the following events, as reasonably determined by the Administrator in its discretion: (i) the Participant’s conviction of, or plea of nolo contendere to, any felony (other than a vehicular-related felony); (ii) the Participant’s commission of, or participation in, intentional acts of fraud or dishonesty that in either case results in material harm to the reputation or business of the Company; (iii) the Participant’s intentional, material violation of any term of the Participant’s employment agreement with the Company or any other contract or agreement between the Participant and the Company or any statutory duty the Participant owes to the Company that in either case results in material harm to the business of the Company; (iv) the Participant’s conduct that constitutes gross insubordination or habitual neglect of duties and that in either case results in material harm to the business of the Company; (v) the Participant’s intentional, material refusal to follow the lawful directions of Uber’s Board of Directors, Uber’s Chief Executive Officer, or his or her direct manager (other than as a result of physical or mental illness); or (vi) the Participant’s intentional, material failure to follow, or intentional conduct that violates (or would have violated, if such conduct occurred within ten (10) years prior to the date the Company discovers such conduct), the Company’s written policies that are generally applicable to all employees or all officers of the Company and that results in material harm to the reputation or business of the Company; provided, however, (1) that willful bad faith disregard will be deemed to constitute intentionality for purposes of this definition and (2) that, in each case under sub-clauses (i) through (vi) above, any termination of employment by the Company will be for “Cause” only if: (1) the Company gives the Participant written notice, within ninety (90) days following the date on which the Company first becomes aware of the action or conduct that it alleges constitutes Cause (or, in the case of clauses (ii), (iii), or (vi), when the Company first becomes aware that the action or conduct has resulted in material harm to the reputation or business of the Company), which notice shall describe such action or conduct; (2) in the case of clauses (iii) through (vi), except in circumstances where the Participant’s actions are deemed by the Company not subject to cure, the Participant fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (such 30-day period, the “Employee Cure Period”); and (3) except if a reasonable period is needed to investigate the conduct at issue in (vi) (which investigation, for the avoidance of doubt, shall not constitute Good Reason), the Company terminates the Participant’s employment within thirty (30) days following the end of the Employee Cure Period (or, in the case of clauses (i) and (ii), the Company terminates the Participant’s employment within sixty (60) days following the Participant’s receipt of the written notice).

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4.5.        Sections 280G and 4999 of the Code.

(a)          Limitation on Amounts. Notwithstanding any provision of the Plan to the contrary, if it is determined that part or all of the compensation and benefits payable to a Participant (whether pursuant to the terms of the Plan or otherwise) before application of this Section 4.5 would constitute “parachute payments” under Section 280G of the Code, and the payment thereof would cause the Participant to incur the excise tax under Section 4999 of the Code (or its successor) (“Excise Tax”), the following provisions shall apply:

(1)          The Participant shall receive payment of the greater of the following amounts, determined after subtracting the net amount of federal, state and local income taxes on such payments and the amount of Excise Tax to which the Participant would be subject in respect of such payments and after taking into account the phase-out of itemized deductions and personal exemptions attributable to such payments: (A) the amounts otherwise payable to or for the benefit of the Participant pursuant to the Plan (or otherwise) that, but for this Section 4.5 would be “parachute payments,” (referred to below as the “Total Payments”), and (B) the Total Payments reduced to an amount equal to three times the “base amount” (as defined under Section 280G of the Code) less $1, as reasonably determined by the Consultant (as defined below).

(2)          If the Total Payments are reduced under paragraph (1), above, such reductions shall be made by the Company in its reasonable discretion in the following order: (A) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to the Participant that is exempt from Section 409A of the Code, (B) reduction of any other payments or benefits (other than equity awards) otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A of the Code, (C) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to the Participant that is exempt from Section 409A of the Code, and (D) reduction of any payment, on a pro rata basis, with respect to the acceleration of equity awards that is otherwise payable to the Participant that is subject to Section 409A of the Code.

(3)          All determinations under this Section 4.5 shall be made by a nationally recognized accountant, executive compensation consultant, or law firm appointed by the Company (the “Consultant”) that is acceptable to the Participant on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). The Consultant’s fee shall be paid by the Company. The Consultant shall provide a report to the Participant that may be used by the Participant to file the Participant’s federal tax returns.

(b)          It is possible that payments will be made by the Company that should not have been made (each, an “Overpayment”) due to the uncertain application of Section 280G of the Code at the time of a determination hereunder. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be repaid by the Participant to the Company together with interest at the prime rate of interest in effect on the date of such Overpayment; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code.

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4.6.            Applicable Clawback Policies. All compensation and benefits under the Plan are subject to the terms of any applicable clawback policies approved by the Board or Compensation Committee, as in effect from time to time (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange), whether approved before or after the Restatement Date (as applicable, a “Clawback Policy”). Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under the Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the Participant the amount specified under the Clawback Policy to be clawed back, recouped or forfeited.

5.	Covenants

5.1.        Generally. In consideration for the benefits provided under the Plan, each Participant will agree to the covenants set forth in this Section 5.

5.2.        Nondisparagement. The Participant will at no time make any derogatory, misleading or otherwise negative statement about the actions, performance or behavior of the Company or its officers, directors, employees and agents.

5.3.        Cooperation. The Participant will cooperate with the Company in order to ensure an orderly transfer of his or her duties and responsibilities. In addition, the Participant will at all times, both before and after termination of employment, (a) provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during the Participant’s employment hereunder; provided that such cooperation does not materially interfere with the Participant’s then current employment, and (b) cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, patented or copyrighted material, or trademarks, and to vest title thereto in the Company.

5.4.        Recoupment on Breach of Covenants. If the Participant breaches any of the covenants set forth in this Section 5, the Company will have no further obligation to pay to the Participant any benefit under the Plan, and the Participant will be obligated to repay to the Company all benefits previously paid to, or on behalf of, the Participant under the Plan.

6.	Release

6.1.        Generally. A Participant will not be entitled to any benefits under the Plan unless, at the time of the Participant’s Qualifying Termination, he or she executes and does not subsequently revoke a release satisfactory to the Company releasing the Company, its affiliates, subsidiaries, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all employment-related claims the Participant or his or her successors and beneficiaries might then have against them (excluding any claims the Participant might then have under the Plan or any employee benefit plan sponsored by the Company). The release will be substantially in the form that is attached as Exhibit B to the Plan.

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6.2.        Time Limit for Providing Release. A Participant will execute and submit the release to the Company within 30 days after the date of the Participant’s Qualifying Termination. However, if the Participant has a Qualifying Termination in connection with an exit incentive or other employment termination program offered to a group or class of employees, the Participant will have 50 days after the Participant terminates employment to execute and submit the release to the Company. With respect to any payment under the Plan that is subject to Section 409A, if payment is otherwise due prior to the latest date on which the release may become irrevocable and the period between separation from service and such date spans two calendar years, payment shall be made in the second of those two years.

7.	Nature of Participant’s Interest in the Plan

7.1.        No Right to Assets. Participation in the Plan does not create, in favor of any Participant, any right or lien in or against any asset of the Company. Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. The Company’s promise to pay benefits under the Plan will at all times remain unfunded as to each Participant, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.

7.2.        No Right to Transfer Interest. Rights to benefits payable under the Plan are not subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance. However, the Administrator may recognize the right of an alternate payee named in a domestic relations order to receive all or part of a Participant’s benefits under the Plan, but only if (a) the domestic relations order would be a “qualified domestic relations order” within the meaning of section 414(p) of the Code (if section 414(p) applied to the Plan), (b) the domestic relations order does not attempt to give the alternate payee any right to any asset of the Company, (c) the domestic relations order does not attempt to give the alternate payee any right to receive payments under the Plan at a time or in an amount that the Participant could not receive under the Plan, and (d) the amount of the Participant’s benefits under the Plan are reduced to reflect any payments made or due the alternate payee.

7.3.        No Employment Rights. No provisions of the Plan and no action taken by the Company or the Administrator will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to dismiss or discharge any Participant for any reason or no reason and at any time.

7.4.        Withholding and Tax Liabilities. All payments under the Plan will be subject to tax withholding or other withholding required or permitted by applicable law to the extent deemed necessary by the Administrator. The Participant will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.

8.	Administration, Interpretation, and Modification of Plan

8.1.        Plan Administrator. The Administrator will administer the Plan.

8.2.        Powers of the Administrator. The Administrator’s powers include, but are not limited to, the power to adopt rules consistent with the Plan; the power to decide all questions relating to the interpretation of the terms and provisions of the Plan; and the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Administrator has full discretionary authority to exercise each of the foregoing powers.

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8.3.        Incapacity. If the Administrator determines that any Participant entitled to benefits under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be paid for the benefit of such Participant to his or her spouse, parent, brother, sister, or other party deemed by the Administrator to have incurred expenses for such Participant. If a Participant dies after having a Qualifying Termination, any payment of the Participant's Severance Benefit or benefit under Section 4.2 remaining due to the Participant will be paid to the Participant's estate at the time such payment would otherwise be paid to the Participant but no later than 90 days after the Participant's death.

8.4.        Amendment, Suspension, and Termination. The Compensation Committee has the right by written resolution to amend, suspend, or terminate the Plan at any time, subject to the terms of this Section 8.4. After a Change in Control, no amendment, suspension, or termination that reduces the benefits to which a Participant is entitled under the Plan will apply to an employee who, at the time the amendment is adopted, already is a Participant without his or her express written consent. Notwithstanding the foregoing, the Compensation Committee may amend the Plan at any time to the extent necessary to comply with Section 409A; provided that, to the extent possible, such amendment does not reduce the benefits of an employee who is already a Participant.

8.5.        Power to Delegate Authority. The Administrator may, in its sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.

8.6.        Headings. The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

8.7.        Severability. If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of the Plan is void, illegal, or unenforceable, the other terms, provisions, and portions of the Plan will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by the Plan.

8.8.        Governing Law. The Plan will be construed, administered, and regulated in accordance with the laws of California (excluding any conflicts or choice of law rule or principle), except to the extent that those laws are preempted by federal law.

8.9.        Complete Statement of Plan. The Plan contains a complete statement of its terms. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8.4 or 8.5. A Participant’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan. Notwithstanding the preceding provisions of this Section 8.9, for purposes of determining benefits with respect to a Participant, the Plan will be deemed to include (a) the provisions of any Participation Agreement executed in accordance with Section 3.2, and (b) the provisions of any other written agreement between the Company and the Participant to the extent such other agreement explicitly provides for the incorporation of some or all of its terms into the Plan.

12

9.	Claims and Appeals

9.1.        Application of Claims and Appeals Procedures.

(a)          If a Participant is not receiving, or believes that he or she is not receiving, the full amount of benefits under the Plan to which he or she is entitled, the Participant may file a claim under the provisions of this Section 9. However, to the extent that the Participant requests a determination of disability, the procedures for disability benefit claims set forth in Department of Labor Regulation § 2560.503-1 shall apply.

(b)          No claim for non-payment or underpayment of benefits allegedly owed under the Plan may be filed in court until the claimant has exhausted the claims review procedures established in accordance with this Section 9.

9.2.        Initial Claims.

(a)          Any claim for benefits will be in writing (which may be electronic if permitted by the Administrator) and will be delivered to the Claim Reviewer.

(b)          Each claim for benefits will be decided by the Claim Reviewer within a reasonable period of time, but not later than 90 days after such claim is received by the Claim Reviewer (without regard to whether the claim submission includes sufficient information to make a determination), unless the Claim Reviewer determines that special circumstances require an extension of time for processing the claim. If the Claim Reviewer determines that an extension of time for processing is required, the Claim Reviewer will notify the claimant in writing before the end of the initial 90-day period of the circumstances requiring an extension of time and the date by which a decision is expected.

(c)          If any claim is denied in whole or in part, the Claim Reviewer will provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1)          The specific reason or reasons for denial of the claim;

(2)          References to the specific Plan provisions upon which such denial is based;

(3)          A description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(4)          An explanation of the appeal procedures Plan’s and the applicable time limits; and

(5)          A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA, if his or her claim is denied upon review.

13

9.3.        Appeals.

(a)          If a claim for benefits is denied in whole or in part, the claimant may appeal the denial to the Claim Reviewer. Such appeal will be in writing (which may be electronic, if permitted by the Claim Reviewer), may include any written comments, documents, records, or other information relating to the claim for benefits, and will be delivered to the Claim Reviewer within 60 days after the claimant receives written notice that his or her claim has been denied.

(b)          The Claim Reviewer will decide each appeal within a reasonable period of time, but not later than 60 days after such claim is received by the Claim Reviewer, unless the Claim Reviewer determines that special circumstances require an extension of time for processing the appeal.

(1)          If the Claim Reviewer determines that an extension of time for processing is required, the Claim Reviewer will notify the claimant in writing before the end of the initial 60-day period of the circumstances requiring an extension of time and the date by which the Claim Reviewer expects to render a decision.

(2)          If an extension of time pursuant to paragraph (1), above, is due to the claimant’s failure to submit information necessary to decide the appeal, the period for deciding the appeal will be tolled from the date on which the notification of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(c)          In connection with any appeal, the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. A document, record, or other information will be considered relevant to a claim for benefits if such document, record, or other information:

(1)          Was relied upon in making the benefit determination;

(2)          Was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or

(3)          Demonstrates compliance with processes and safeguards designed to ensure and to verify that the benefit determination was made in accordance with the terms of the Plan and that such terms of the Plan have been applied consistently with respect to similarly situated claimants.

(d)          The Claim Reviewer review on appeal will take into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was considered in the initial benefit determination.

(e)          If any appeal is denied in whole or in part, the Claim Reviewer will provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1)          The specific reason or reasons for the decision;

(2)          References to the specific Plan provisions upon which the decision is based;

14

(3)          An explanation of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits (as determined pursuant to subsection (c), above); and

(4)          A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

9.4.        Other Rules and Rights Regarding Claims and Appeals.

(a)          A claimant may authorize a representative to pursue any claim or appeal on his or her behalf. The Claim Reviewer may establish reasonable procedures for verifying that any representative has in fact been authorized to act on his or her behalf.

(b)          Notwithstanding the deadlines prescribed by this Section 9.4, the Claim Reviewer and any claimant may agree to a longer period for deciding a claim or appeal or for filing an appeal; provided that the Claim Reviewer will not extend any deadline for filing an appeal unless imposition of the deadline prescribed by Section 9.3(a) would be unreasonable under the applicable circumstances.

9.5.        Interpretation. The provisions of this Section 9 are intended to comply with section 503 of ERISA and will be administered and interpreted in a manner consistent with such intent.

15

Exhibit A

Date:	[Date]

To:	[Executive]

From:	[Name]
[Title]

Subject:	Uber Technologies, Inc. Amended and Restated 2019 Executive Severance Plan Participation Agreement

I am pleased to advise that you have been designated as an “Eligible Employee” for the purposes of the Uber Technologies, Inc. Amended and Restated 2019 Executive Severance Plan, as amended from time to time (the “Plan”). A copy of the current plan document is enclosed.

This means that, upon your execution of this agreement, you will be eligible to receive the severance benefits described in the Plan in the event you experience a “Qualifying Termination” as defined under the Plan. If you have any questions please contact me or [name], [title].

By signing the attached signature page and in consideration of the opportunity to participate in the Plan, you agree to be bound by the terms of the Plan, including the covenants set forth in Section 5 of the Plan. Your participation in the Plan does not confer any rights to continue in the employ of Uber or any of the affiliates.

Please sign the attached signature page and return the original to me as soon as possible.

Best regards,

[name]

[title]

A-1

Uber Technologies, Inc. Amended and Restated 2019 Executive Severance Plan

Agreement Signature Page

[date]

I, [name], have read the Uber Technologies, Inc. Amended and Restated 2019 Executive Severance Plan (the “Plan”) and agree to its terms, and I agree to be bound by the terms of the covenants in Section 5 of the Plan. This agreement supersedes any and all prior agreements and communications, whether written or oral, between the Company and me regarding the subject matter of the Plan.

Signature	Date

Return to [name] [title] by [date].

[Signature Page to the Plan Participation Agreement]

EXHIBIT B

Release

In consideration of the Benefits (as defined below) provided and to be provided to me by Uber Technologies, Inc., or any successor thereof (the “Company”) pursuant to the Uber Technologies, Inc. Amended and Restated 2019 Executive Severance Plan (the “Plan”) and in connection with the termination of my employment as of [DATE] (the “Termination Date”), I agree to the following general release (the “Release”).

1.	On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Releasees”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with the Company and/or any predecessor to or affiliate of the Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) against the Releasees are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; in each case, as amended, and any similar law of any other state or governmental entity.[1]
2.	[The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”] This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested or is eligible for vesting post-employment, under any employee benefit or equity plan, program, policy or grant sponsored or maintained by the Company, or to my right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s insurance.

1 Note to Draft: List of applicable employment-related laws to be revised based on the location of an applicable employee.

B-1

3.	In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 (if applicable) or other applicable state-law right to indemnity; (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency; and (e) my right to report any violation to the Securities and Exchange Commission or any other federal or state agency. I further understand that nothing in this Release precludes me from entitlement to any monetary recovery awarded by the Securities and Exchange Commission in connection with any action asserted by the Securities and Exchange Commission. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between me and the Company, if any, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth in the alternative dispute resolution agreement previously entered into by me and the Company.
4.	I understand and agree that the Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my Termination Date.
5.	As part of my existing and continuing obligations to the Company, I have returned to the Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof, except as otherwise I am entitled to retain under any agreement with the Company). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with the Company, or with a predecessor or successor of the Company pursuant to the terms of such agreement(s).
6.	I represent and warrant that I am the sole owner of all claims relating to my employment with the Company and/or with any predecessor of the Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.
7.	I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyers, my spouse or other immediate family members, accountants and/or my financial consultants, or as required by legal process or applicable law or requested by taxing authorities unless and until they become publicly available.
B-2

8.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by any Releasee or myself.
9.	I agree that for two years following my Termination Date, I will not, directly or indirectly, make any disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company agrees that for two years following my Termination Date, neither the Company’s Board of Directors (the “Board”), nor any member thereof, nor any C-level officer of the Company will, directly or indirectly, make any disparaging statements or comments, either as fact or as opinion, about me or my performance at the Company, and the Board will use commercially reasonable efforts to ensure that the Company’s other executive officers, and any authorized spokesperson for the Company who handles public statements by the Company or who interacts with the press or potential or actual investors, also abide by the non-disparagement covenant set forth in this sentence. Nothing in this paragraph shall prohibit me or the Company from providing truthful information in response to a subpoena or other legal process rebutting false or misleading statements or making normal competitive type statements in the course of my performance of duties to a subsequent employer.
10.	The Company and I will refer prospective employers or others seeking verification of my employment to the Company’s Human Resources department, which will verify my dates of employment and job title only. Additionally, and at my request and direction, my salary can be verified.
11.	I acknowledge that, except as expressly provided in this Release, I will not receive any additional compensation or benefits after the Termination Date. Thus, for any Company-sponsored employee benefits not referenced in this Release (including, but not limited to, the Company’s 401(k), life insurance, and long-term disability insurance plans), I will be treated as a terminated employee as of the Termination Date.
12.	I agree that, by no later than ten (10) days after Termination Date, I will submit my final documented expense reimbursement statement reflecting all business expenses I incurred through the Termination Date, if any, for which I seek reimbursement. The Company will reimburse me for these expenses (if any) pursuant to its regular business practice. If the Company determines that personal expenses have been charged with the Company credit card, and those expenses are outstanding, I agree that the Company may deduct any such personal expenses from the Benefits.
13.	I agree to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party related to my employment period. I understand and agree that my cooperation may include, but not be limited to, making myself reasonably available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. The Company shall to the extent reasonably feasible limit my travel and not interfere with my other obligations in seeking such cooperation. The Company shall reimburse my reasonable expenses incurred in connection with any such cooperation.
B-3

14.	I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire thirty-first (31st) calendar day after my employment termination date if I have not accepted it by that time (unless the Company notifies me that the offer will expire on a later date pursuant to Section 6.2 of the Plan). I further understand that the Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to the Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to the Company, I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me only after the Effective Date in accordance with the terms of the Plan.
15.	In executing the Release, I acknowledge that I have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my employment agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between the Company and me. Once effective and enforceable, this agreement can be changed only by another written agreement signed by me and an authorized representative of the Company.
16.	Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.
17.	The “Benefits” provided and to be provided to me by the Company consist of the benefits and payments set forth on Annex A. The Benefits shall be provided pursuant to the terms of the Uber Technologies, Inc. Amended and Restated 2019 Executive Severance Plan.

18.	I hereby agree to remain bound to the alternative dispute resolution agreement previously entered into by me and the Company, and that my obligations thereunder shall continue notwithstanding my termination and entry into this Release.
B-4

ANNEX A

Date of Termination: ______________________________

Cash Component	Amount	Payment Terms
__ months base salary	$_____
__% target bonus	$_____
__ months COBRA cost based on current healthcare elections and cost	$_____
Total Cash Component	$_____*

Equity Component
_____ shares

* To be paid following the Effective Date and on or before the 60th day following the Termination Date.

All amounts subject to applicable withholdings and deductions.

B-5

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee ___________, ______.

Executed this ___________ day of ___________, ______.

_______________________________

Your Signature

_______________________________

Your Name (Please Print)

Agreed and Accepted:

Uber Technologies, Inc.

___________________________

By:

Date:

[Signature Page to General Release Agreement]